Exhibit 99.2

Feb. 17, 2006	CONTACTS:	Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635

TEPPCO ANNOUNCES NEXT EXPANSION OF JONAH SYSTEM;

EXECUTES LETTER OF INTENT WITH ENTERPRISE PRODUCTS AFFILIATE TO
PURSUE JOINT VENTURE

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today announced that it has entered into a letter of intent (LOI) with an affiliate of Enterprise Products Partners L.P. (NYSE:EPD) to form a joint venture to construct an additional expansion of the Jonah Gas Gathering System. The Jonah system, located in the Green River Basin of southwestern Wyoming, gathers and transports natural gas produced from the prolific Jonah and Pinedale fields to natural gas processing plants and major interstate pipelines that deliver the natural gas to end-use markets.

Construction of the additional expansion project will begin this Spring following completion of the Phase IV expansion this month. This additional expansion will increase the capacity of the Jonah system from 1.5 billion cubic feet per day (Bcfd) to 2 Bcfd and will significantly reduce system operating pressures, which should result in increases in both production rates and ultimate reserve recoveries. This expansion is expected to be completed in the fourth quarter of 2006 at a cost of approximately $200 million.

Under the terms of the LOI, Enterprise will provide the capital to fund the expansion. TEPPCO has the option of reimbursing Enterprise, in whole or in part, for their costs and expenses in constructing the additional Jonah expansion. The relative value attributable to this proposed expansion, the costs and expenses incurred in construction, and TEPPCO’s reimbursement will be considered in determining the relative ownership interests in the joint venture.

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“Since we acquired the Jonah system in 2001, the development of the Jonah and Pinedale fields, which are among the largest natural gas fields in the United States, has provided our partnership with a consistent stream of organic growth projects. We are nearing completion of the latest expansion of the system to 1.5 Bcfd and based on the current drilling successes in the area, we already see the need for further expansions by year end. The capital contribution provided by Enterprise for this expansion will allow TEPPCO to expedite the beginning of this next expansion, maintain financial flexibility and maximize the accretion to our unitholders,”  said Lee W. Marshall, Sr., chairman and acting chief executive officer of the general partner of TEPPCO.

“TEPPCO currently has dedications for this expansion, and we believe this project will be strategic for our producer-customers as they formulate their long-term drilling plans and will enhance our ability to serve the growing needs of our customers in the basin,” continued Marshall.

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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